Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Olivia Snyder, Investor Relations Analyst
(617) 796-8245

Five Star Quality Care, Inc. Appoints Richard A. Doyle, Jr.

as Chief Financial Officer and Treasurer

Newton, MA (December 15, 2015):  Five Star Quality Care, Inc. (NYSE: FVE) today announced the election of Richard A. Doyle, Jr. as its Chief Financial Officer and Treasurer by Five Star’s Board of Directors.

Mr. Doyle has served as Chief Financial Officer and Treasurer of Senior Housing Properties Trust (NYSE: SNH) since 2007.  He was previously the Director of Financial Reporting for Five Star beginning in 2005.  Prior to that, he was employed by Sun Life Financial in positions involving finance and accounting for 10 years.  Mr. Doyle also has an MBA and is a certified public accountant.

Mr. Doyle will replace Mr. Paul V. Hoagland as CFO and Treasurer of Five Star effective as of January 1, 2016.  Mr. Hoagland’s employment as Chief Financial Officer and Treasurer will end December 31, 2015.  Mr. Hoagland will be available as a consultant to assist Mr. Doyle with the preparation of Five Star’s 2015 annual report and for a limited time thereafter on an as needed basis.

Five Star Quality Care, Inc. is a senior living and healthcare services company that owns, leases and manages senior living communities, including primarily private pay independent and assisted living communities located throughout the U.S.  FVE is headquartered in Newton, Massachusetts.

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